UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

July 30, 2024
Date of Report
(Date of earliest event reported)
AGCO CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	001-12930	58-1960019
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4205 River Green Parkway
Duluth, Georgia 30096
(Address of principal executive offices, including Zip Code)
770 813-9200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act
Title of Class	Trading Symbol	Name of exchange on which registered
Common stock	AGCO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.    Results of Operations and Financial Condition.

On July 30, 2024, AGCO Corporation (“AGCO”) issued a press release reporting its financial results for the second quarter ended June 30, 2024. A copy of the press release is attached hereto as Exhibit 99.1.

In the press release, AGCO uses non-GAAP financial measures. For purposes of SEC Regulation G, a “non-GAAP financial measure” is a numerical measure of a registrant’s historical or future performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Non-GAAP financial measures should not be considered as alternatives to operating income (loss), operating margin, net income (loss), net income (loss) per share, cash flows from operating activities and net sales as computed under GAAP for the applicable period. AGCO has included, as part of the press release, a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measure.

AGCO provides income (loss) from operations, operating margin, net income (loss) and net income (loss) per share amounts that have been adjusted to exclude restructuring expenses and amortization expense related to intangible assets acquired as part of the Company's acquisition of PTx Trimble. Restructuring expenses occur regularly in AGCO’s business, but vary in size and frequency. Amortization expense related to the PTx Trimble acquired intangibles is impacted by the valuation and size of the acquisition. AGCO believes these adjustments provide management and investors with greater visibility to the underlying performance of AGCO’s recurring core business operations. During the three and six months ended June 30, 2024, AGCO recorded transaction costs related to the Company's acquisition of Trimble Inc.'s agriculture business through the formation of the PTx Trimble joint venture and the announced divestiture of the Company’s Grain & Protein business and recorded impairment charges related to certain amortizing intangible assets and an investment in an affiliate. In addition, the Company classified its Grain & Protein business as held for sale and recorded a loss on business held for sale during the three and six months ended June 30, 2024. AGCO has provided income (loss) from operations, operating margin, net income (loss) and net income (loss) per share amounts that have been adjusted to exclude these restructuring expenses, amortization of PTx Trimble acquired intangible assets, transaction-related costs, impairment charges and loss on business held for sale. Adjusted operating margin is defined as the ratio of adjusted income from operations divided by net sales. The net income and net income per share amounts provided for the three and six months ended June 30, 2023 have been adjusted for a one-time income tax provision charge related to a Brazilian tax amnesty program and the related U.S. income tax credits. AGCO believes that the adjusted amounts during three and six months ended June 30, 2024 and three months and six months ended June 30, 2023 provide management and investors useful information as these items that are excluded relate to events that resulted in a significant impact during these quarters and may not be expected to recur in the future.

AGCO further provides net sales amounts that have been adjusted to exclude the impact of currency translation and a recent acquisition. AGCO believes that the adjusted amounts provide management and investors useful information to better analyze the causes of changes between periods.

AGCO’s management historically has focused on the generation of cash flow in order to reduce indebtedness and for other corporate purposes. Management uses free cash flow to assess its performance in this area. AGCO believes that free cash flow provides a meaningful measure to investors because, unlike cash flow from operations, it includes the impact of capital expenditures, and therefore, provides a more complete picture of cash generation.

The information in this Form 8-K and the Exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing of AGCO under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of AGCO Corporation, issued July 30, 2024
104	Cover Page Interactive Data File - the cover page from this current report on Form 8-K is formatted in Inline XBRL.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGCO Corporation

By:	/s/ Damon Audia
Damon Audia Senior Vice President and Chief Financial Officer

Dated: July 30, 2024